Filed Pursuant To Rule 433
Registration No. 333-254134
April 16, 2024

Advisorpedia Q. Markets I Advisor Tools I Research I Business Growth I Viewpoints I Retirement I Podcasts I SubscTibe SPV; 1 g_1 5 OA3(0 0 %l DIA lSQ_O; -0-05f-OOt%l IWM 20,_08 0-At [020'!11 QQQ 4A 1_42 08210-19") GOLD 18_02 0-32C1-'8"l AAPl 1 GO D& 0611036") ' Podca,t, Wisdom Tr0<> The Bitcoin Surge & Investing in , Digital Realm with Cori, Gannatti Apr 30 20 4 ? 0-00113:18 WisdomTree worksto create a better way to invest, offering a product range that offers access to a selection of unique and smart exposures. Christopher Gannatti has been an integral part of the organization since 2010, currently holding the position of Global Head of Research_ Chris has the responsibility for many communications pertaining to global investment strategies, with a focus on thematic equity. In this episode, Chris unravels the enigma that is B1tcoin, a digital currency that ignites both fear and excitement in the hearts of investors. Topics discussed: ? An introduction to Wisdom Tree's investment range and focus on Bitcoin. ? Satoshi Nakamoto and the revolutionary nature of Bitcoin's creation. ? Investing in Bitcoin: weighing positives (high return potential) and negatives (volatility and risk). ? Spot Bitcoin and the difference from Bitcoin futures. ? Explanation of Bitcoin ETFs and how they are composed of actual Bitcoin assets. ? WisdomTree's Bitcoin ETF (BTCW) and its features, including cold storage and Coinbase custody. ? Accessing WisdomTree's research notes for more insights. Resources: WisdomTree TRENDING How to Make Your Message Memorable inan l.nstant Unlocking the Power of Advisor Guidance With Matson Money Why Financial Advisors Must Master Their Habits Can Multiples Still Suppon the Equity Rally? Winning Strategiesfor Prospect Meetings and Documentation India for 1he Long Run 60/40 Ponfolio Retu,ns Overcoming Mental Roadblocks: Key for Financial Advisor Success Related: Beyond Tomorrow: Investing in Al Innovations with Chris Gannatti Important Information: This material must be preceded or accompanied by a prospectus. Investors should carefully consider the invest,ment objectives, risks, charges and expenses of the Fund before investing. Investors should read the prospectus carefully before investing.

There are risks associated with investing, including possible loss of principal. Bitcoin and, accordingly. the WisdomTree Bitcoin Fund. which holds bitcoin, are highly speculative and involve a high degree of risk. including the potential for lo.ss of the entire investment. An investment in the WisdomTree Bitcoin Fund involves significant risks (including the potential for quick. large losses) and may not be suitable for all shareholders. You should carefully consider whether your financial condition permits you to invest in the WisdomTree Bitcoin Fund and you should be willing to accept more risk than may be involved with other exchange traded products or ETFs that do not hold bitcoin. Extreme volatility of trading prices that many digital assets, including bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on in an investment in bitcoin and such investment could lose all or substantially all of its value. The value of the Shares is dependent on the acceptance of digital assets, such as bitcoin. which represent a new and rapidly evolving industry. Digital as.sets such as bitcoin were only introduced within the past two decades, and the medium.to-long term value is subject to a number of factors relating to the capabilities and development of blockchain technologies and to the fundamental investment characteristics of digital assets. Regulatory changes or actions may affect the value of bitcoin or restrict the use of bitcoin, mining activity or the operation of the Bitcoin Network or the Digital Asset Markets in a manner that adversely affects the value of bitcoin. Digital Asset Markets may experience fraud, business failures, security failures or operational problems, which may adversely affect the value of bitcoin. There can be no assurance that the fund will achieve its investment objective. The Wisdomlree Bitcoin Fund is not a fund registered under the Investment Company Act of 1940, as amended ("1940 Act"), and is not subject to regulation under the 1940, unlike most exchange traded products or ETFs. The Wisdomlree Bitcoin Fund is also not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and the sponsor is not subject to regulations by the Commodity Futures Trading Commission as a commodity pool operator or commodity trading,advisor. The WisdomTree Bitcoin Fund's .shares are neither int.erests in nor obligation.s of the sponsor or the trustee or any of their affiliates. Please read the Fund's prospectus for specific details regarding the Fund's risk profile. Contango: A scenario when the futures price is above the spot price. Please refer to the Fund detail page for BTCW for the most recent holdings: https://www.wisdomtree.com/investments/etfs/crypto/btcw This information is not intended to provide, and should not be relied on for, tax, legal. accounting, investment or financial planning advice by WisdomTree. nor should it be considered or relied upon as investment advice or as a recommendation from WisdomTree, including regarding the use or suitability of bitcoin in a portfolio. In providing information, WisdomTree is not acting and has not agreed to act in an investment advisory, fiduciary or quasifiduciary capacity to any advisor or end client. and has no responsibility in connection therewith, and is not BTCW WisdomTree Bitcoin Fund 8 WisdomTree.com/investments providing individualized investment advice to any advisor or end client, including based on or tailored to the circumstance of any advisor or end client. Wisdom Tree is not responsible for determining bitcoin to be purchased, held and/or sold for any advisor or end client accounts, nor is WisdomTree responsible for determining the suitability or appropriateness of bitcoin for any third party, including end clients_ Advisors are solely responsible for making investment recommendations and/or decisions with respect to an end client, and should consider the end client's individual financial circumstances, investment time frame, risk tolerance level and investment goals in determining the appropriateness of a particular investment or strategy, without input from WisdomTree. Foreside Funds Services, LLC, is the Marketing Agent for the WisdomTree Bitcoin Fund (BTCW). Foreside Fund Services, LLC, is not affiliated with WisdomTree, Inc. nor any other entities mentioned. The WisdomTree Bitcoin Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the WisdomTree Bitcoin Fund has filed with the SEC for more complete information about the WisdomTree Bitcoin Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting the fund detail page. Alternatively, the WisdomTree Bitcoin Fund will arrange to send you the prospectus if you request it by calling toll free at 1-866-909-9473. [IMAGE] Disclaimer Privacy Policy About Us Contact Us 2024 Conferences Contributors Subscribe Iris Media Works LLC © 2024